publicly held Delaware corporation                                  Exhibit 10.1
(Stock Symbol "EXGI")

Michelle Tucker
President & Chief Executive Officer

Adam Wasserman
Treasurer & Chief Financial Officer

Michelle Tucker, Jeffrey Klein
------------------
Board of Directors

                       Administrative & Executive Offices
                           1801 Clint Moore Rd. # 108
                            Boca Raton, Florida 33487
                            Telephone (561) 997-1188
                            Facsimile (561) 988-1139
                      Email: michelle@explorationsgroup.com

May 21, 2004

Mr. Eric S. Brown Parking Pro, Inc.
1369 Madison Avenue, Suite 432
New York, New York 10128

Re:      Potential Reorganization with Explorations Group, Inc.

Dear Mr. Brown:

         This letter of intent confirms the status of negotiations concerning a proposed transaction between Explorations Group, Inc., a Delaware corporation with a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Explorations" and the "Exchange Act," respectively), and certain leases being held Parking Pro. or affiliated entities thereto ("ParkingPro"), a newly formed corporation organized and operating under the laws of the State of New York.

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         ParkingPro is an operator of public parking facilities under leases and management contracts covering parking facilities owned by unaffiliated property owners. Leases generally are for three to twenty year terms. Management contracts generally provide for a fixed fee plus fees for ancillary services and, in general, are cancelable by the property owner on short notice.
ParkingPro intends to increase revenues and improve profitability with existing leases and management contracts and expand its business by acquiring additional parking facility operations and management contracts.

         If the following comports with your understanding of the proposed transaction, please sign a copy of this letter and return it to us by facsimile transmission followed by hard copy, whereupon this letter will constitute a binding agreement by each of the undersigned to use our best efforts to effect the contemplated transaction at the earliest practicable time, subject to due diligence review and good faith negotiations by our respective representatives and as required board and shareholder approvals. It will also constitute a direction by the undersigned, on behalf of their organizations, to Mark C. Perry, Esquire, as legal counsel to Explorations ("Mr. Perry"), and Paul Goodman, Esquire, as legal counsel designated by ParkingPro and its securities holders ("Mr. Goodman") to immediately commence preparation of required documentation, including, without limitation, an acquisition agreement (the "Acquisition Agreement") and employment or consulting agreements for all ParkingPro executive officers who do not currently have such agreements and who are deemed essential by Explorations (generically hereinafter referred to as the "Employment Agreements").

         It is anticipated that Mr. Perry will prepare the initial drafts of the Acquisition Agreement and the Employment Agreements and that Mr. Goodman will review them and propose required modifications, if any (the foregoing agreements, all exhibits required therefore and all instruments, certificates, resolutions, opinions, etc. called for thereby being hereinafter collectively referred to as the "Agreements" or generically as an "Agreement").

         Upon presentation of drafts of the Agreements, ParkingPro will review them with Mr. Goodman and other advisors whereupon, we will all use our best efforts to promptly negotiate acceptable revisions thereto, provided that, with reference to any comments on the Agreements, the commenting party must propose specifically worded alternatives which, if accepted by the other party, will constitute the Agreement or Agreements to be used for purposes of the proposed transaction, subject to satisfactory due diligence reviews.

           ParkingPro agrees to provide Explorations with completed independent audits of the financial statements for the fiscal years ended December 31, 2003 and 2002 (which time periods conform to Explorations fiscal year end), and with reviewed quarterly financial statements for the March 31, 2004 quarters for Big Schem Corp., Chiefs Management Corp., and NYC Parking Services Corp. (collectively hereinafter referred to as the "Audits"). All such financial statements will comply with the audit requirements of Regulation SB promulgated by the United States Securities and Exchange Commission. The parties further agree to use their best efforts to complete the related due diligence review in time to permit them to sign the Acquisition Agreement on or about June 15, 2004, with closing to take place as soon after July 1, 2004 as is practicable, and as specified in the Acquisition Agreement.

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         A party may withdraw from this Letter Agreement in the event mutually acceptable terms cannot be agreed upon in good faith as contemplated above, if due diligence reveals the inaccuracy of any material representations, or if ParkingPro is unable to comply with the requirements of Regulation SB and the parties are unable, after reasonable efforts, to obtain Commission consent to an exemption from such requirements for all purposes pertaining to Exploration's reporting obligations under the Exchange Act.

OUTLINE OF PROPOSED TRANSACTIONS

1. A. Parking Pro will exchange it's stock and/or assets in Big Schem Corp., Chiefs Management Corp., and NYC Parking Services Corp. permitting consolidation of their financial statements pursuant to generally accepted accounting principles, consistently applied ("GAAP"), the resulting consolidated entity being hereinafter referred to as "Parking Pro."

         B. At closing, ParkingPro will have no outstanding related party loans as all related party loans will be converted to ParkingPro common stock as paid in capital before closing.

2. The Acquisition Agreement will provide that Parking Pro, on a consolidated basis:

           A. During the period from January 1,2003 through Dec. 31, 2003, on an accrual basis in accordance with GAAP Parking Pro's gross revenues exceeded $1,000,000, EBITDA exceeded $150,000 and pre-tax income exceeded $50,000; and

           B. During the reviewed period from January 1, 2004 until March 31, 2004, on a pro forma, accrual basis in accordance with GAAP, Parking Pro's:

                  a. Gross revenues were $ 289,674

                  b. Total expenses were $ 187,262.25

                  c. EBITDA was $ 102,411.75

         The Acquisition Agreement will provide that in the event that Parking Pro's actual audited financials are more than five percent (5%) lower than as set forth above, a pro rata reduction in the Consideration shall be made.

3. The proposed acquisition is subject to the condition precedent that all material executive officers and directors for ParkingPro will have entered into Employment Agreements with ParkingPro, on terms satisfactory to Explorations.

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4. Explorations will have approximately 2.8 million shares of its common stock,
$0.01 par value per share, outstanding or reserved for issuance pursuant to binding commitments (excluding shares reserved for the conversion of the TFST Class A Bond). Any differences in such assumptions will result in a corresponding adjustment to the proposal so that the relative percentages remain the same.

5. A. Subject to the foregoing, Explorations would, at its election, either acquire all of the issued and outstanding shares of stock from ParkingPro or all of the assets and operations of ParkingPro from ParkingPro stockholders, or a combination thereof, in exchange for 7.5 million newly issued Explorations shares of common stock (the "Consideration Shares") on the date of closing; provided that, 6 million of the Consideration Shares shall be subject to restrictions and cancellation as set forth before (the "Reserved Shares").

           B. After the Closing, ParkingPro shall have the right to exchange it's interests in other public parking facilities, either owned or operated by Parking Pro and/or affiliates of ParkingPro or third parties, for which it operates leases and/or management contracts and upon such occurrence, at the exchange rate of $ 1 mil. in year end EBITDA for 6 mil. shares of Explorations Reserved common stock or pro-rata thereto. Said Reserved Shares shall be deemed to have all restrictions and cancellation provisions removed ( except for standard Rule 144 legends) and be deemed Consideration shares upon exchange. The release of the restrictions shall be done on an on-going basis, as additional parking facilities are acquired.

         C. Explorations shall spin-off its stock in Pop Starz Inc. to all Explorations common shareholders of record as of the close of business on the day proceeding closing of this transaction which is anticipated to close as soon after July 1, 2004 as is practicable. All costs and expense of such spin-off shall be borne exclusively by Pop Starz as of the spin-off. Explorations will fully cooperate with Pop Starz to effectuate the spin-off.

         D. Immediately prior to Closing, ParkingPro will close on a private placement (the "Private Placement") of a minimum of 5 million and a maximum of 10 million shares of Parking Pro at a price of $0.30 per share (the "Private Placement Shares"). At the Closing, the Private Placement Shares will be converted into like number of newly issued shares of Explorations (the "Private Placement Conversion Shares").

         E. At the Closing, creditor claims not to exceed $250,000 shall be paid from the proceeds of the Private Placement.

         F. On February 15, 2005, all remaining Reserved Shares shall be deemed cancelled.

           G. The Explorations securities will be issued without registration under federal or state securities laws in reliance on available exemptions from registration requirements provided under Sections 3(b), 4(1), 4(2) or 4(6) of the Securities Act of 1933, as amended (the "Securities Act") or regulations promulgated hereunder (e.g., Regulation D), and under comparable state law exemptions in the jurisdictions where the subscribers reside.

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         H. Notwithstanding anything herein to the contrary, the TFST Class A
Bond shall be amended so that the maximum number of shares of Explorations common stock issuable on conversion shall be 4.2 mil.

6. A. Explorations will, immediately prior to closing, have 10 mil. shares of common stock, $0.01 par value, and 1.5 mil. shares of preferred stock, $0.01 par value authorized.

         B. Of the 1.5 mil. shares of preferred stock, $0.01 par value authorized, 500,000 have been designated Class A, non-voting convertible preferred stock.

         C. As of the closing, all outstanding convertible securities and debt other than TFST Class A Bond and the Class A preferred stock shall be deemed cancelled.

         D. As of the closing, Explorations shall have no liabilities after the $ 250,000 in Creditor claims are paid and Explorations shall indemnify and hold ParkingPro and the pre-closing stockholders of ParkingPro harmless from any liabilities of Explorations which accrued prior to the closing.

         E. After closing, Pop Starz Inc. will indemnify and hold Explorations harmless to all pre-closing liabilities and creditor claims exceeding the $ 250,000 paid at closing.

7. A. Mr. Brown and other people associated with ParkingPro (for purposes of this letter of intent, such persons being collectively and generically hereinafter referred to as the "ParkingPro Parties") hereby agree that the terms of the proposed transaction will be kept confidential during the pendency of the negotiations called for hereby.

         B. Notwithstanding the foregoing, the ParkingPro Parties will comply with their obligations to publicly disseminate information concerning this Agreement in filings with the Securities and Exchange Commission, in form and substance reasonably approved by the ParkingPro Parties.

                C. (1) In conjunction with the foregoing, the ParkingPro Parties have been and will be provided with information concerning Explorations that constitutes material inside information, as defined for purposes of Sections 20A and 21A of the Exchange Act ("Inside Information").

                   (2) Such Inside Information was or will be provided in conjunction with pending negotiations and pursuant to Exploration's obligations under the Securities Act and the Exchange Act, to provide full and complete disclosure.

                   (3) Such Inside Information may not be disclosed to anyone other than pursuant to compulsory legal process or with the prior written consent of Explorations, until after such information has been publicly disseminated.

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                   (4) The ParkingPro Parties acknowledge that improper
disclosure of such Inside Information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act.

                   (5) The ParkingPro Parties further acknowledge that during the pendency of negotiations, no one who is made privy to such Inside Information should engage in any transactions involving publicly traded Explorations securities.

                   (6) ParkingPro also understands that this letter of intent will be filed with the Securities and Exchange Commission, and that the information contained herein is based, in part, on information provided by ParkingPro to Explorations.

8. A. Since both parties will be expending a great deal of time, effort, and money to perform its due diligence and prepare for the contemplated acquisition, both parties agree to deal exclusively with each other with regard to discussions relating to the sale of Parking Pro's stock and/or assets in Big Schem Corp., Chiefs Management Corp., and NYC Parking Services Corp. for 60 days after this letter is fully executed by both parties.

         B. The Parking Pro Parties, for 60 days after this letter is fully executed by both parties, will not, directly or indirectly, (i) solicit submission of offers from any person other than Explorations relating to the acquisition of the stock or assets of Parking Pro's stock and/or assets in Big Schem Corp., Chiefs Management Corp., NYC Parking Services Corp., and all other Parking Pro and their affiliated interests in other public parking facilities under leases and management contracts or any merger, consolidation or business combination with Parking Pro (an "Acquisition Proposal"), (ii) respond in any way to an unsolicited Acquisition Proposal, or (iii) participate in any discussions or negotiations with, or furnish any non-public information regarding an Acquisition Proposal to, any person other than Explorations.

              C. Explorations will not, for 60 days after this letter is fully executed by both parties directly or indirectly, (i) solicit submission of offers from any person other than ParkingPro relating to merger, consolidation or business combination with Explorations.

         D. The ParkingPro Parties agree to complete Regulation SB disclosure document as required by the SEC to the satisfaction of Explorations and give Explorations reasonable access to ParkingPro's business facilities, financial information, business records, management and employees to allow Explorations to satisfactorily complete its due diligence.

9. The parties further agree that prior to closing and as part of the due diligence process:

         A. They will provide each other with complete copies of each other's articles of incorporation, by-laws and corporate minutes; of each other's current list of shareholders, showing the amount of shares owned by each shareholder; and a list of their current officers and directors showing any shares or options owned.

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         B. Explorations will provide ParkingPro with a list of any market makers in Explorations common stock, and with a listing and related information concerning all "restricted stock" held.

         C. Each party's ongoing business activities (including but not limited to existing contractual obligations, employment contracts and employment-related benefits, independent contractor agreements, and leases) are subject to review and approval by the other party.

10. Marc Osheroff and Glen Levit shall be deemed finders of the proposed transaction and shall be paid a to be agreed upon finders fee at closing in cash or stock or a combination thereto.

11. As of the Closing, ParkingPro stockholders shall be entitled to nominate individuals to fill two vacancies on the Explorations Board of Directors subject to the condition that the provisions of 5B & 5C. above may not be reduced.

12. We mutually understand, of course, that this letter constitutes a non-binding agreement with respect to the transaction contemplated herein except with regard to all provisions in Paragraph 6 and the three sub-paragraphs within Paragraph 7. Other than as set forth herein, each of us will only be bound by the to be negotiated Acquisition Agreement and the other transaction agreements and documents concluded at the closing containing terms and conditions mutually satisfactory to both of us.

         Please indicate your concurrence with the foregoing by signing a copy of this letter or transmission, in the space indicated, and thereafter transmitting such executed copy in the manner heretofore described.

Very truly yours,

EXPLORATIONS GROUP INC.


By: _________________

Michelle Tucker
President

The foregoing is hereby accepted, as of the date first above written by Parking Pro, Inc. and its Securities Holders


By: ___________________________

Eric S. Brown
President of Parking Pro Inc. and
authorized representative for its
Securities Holders

Copies:    Mark C. Perry, Esquire
           Jeffrey Klein, Esquire
           Paul Goodman, Esquire

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